Exhibit 10.1

SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO the Agreement (as defined below) (this “Amendment”) is entered into as of May 17, 2022 (the “Effective Date”), by and between SKY HARBOUR LLC, a Delaware corporation (the “Company”), and Francisco Gonzalez (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Amended and Restated Employment Agreement dated as of December 22, 2021, amended as of March 24, 2022 (the “Agreement”); and

WHEREAS, the Company and Employee now wish to amend the Agreement to the terms and conditions described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.    The following paragraph is added to Section 5 as Subsections 5(1), 5(2) and 5(3):

1) Termination due to Death or Disability. If Employee’s employment is terminated due to death or Disability (as defined below), all stock option, restricted stock units and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination (as defined below) shall become immediately vested or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time), in which case, they will only vest pursuant to their express terms; provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Section 409A shall be paid or settled on the earliest date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.

2) Disability. For purposes of this Amendment, a termination based upon “Disability” means a termination by the Company based upon Employee's entitlement to long-term disability benefits under the Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination; provided, however, that if Employee is not a participant in the Company's long-term disability plan or policy on the Date of Termination, Employee shall still be considered terminated based upon Disability if Employee would have been entitled to benefits under the Company's long-term disability plan or policy had Employee been a participant on Employee’s Date of Termination.

3) Date of Termination. For purposes of the Agreement and this Amendment, “Date of Termination” means the date of termination as set forth on a written notice of termination or, if different, the date of receipt by the Company of such notice of termination; provided, however, that any such date shall not exceed the date of receipt by more than 30 days.

2.    Except as expressly amended or modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which constitutes an original but all of which constitute one and the same instrument. This Amendment may be amended only by a writing signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereby execute this Amendment as of the date first written above.

SKY HARBOUR LLC		EMPLOYEE

By:	/s/ Tal Keinan	/s/ Francisco Gonzalez
Name:		Francisco Gonzalez
Title:

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